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As filed with the Securities and Exchange Commission on November 21, 2008

Registration Statement No. 333-    •

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

MINEFINDERS CORPORATION LTD.
(Exact name of Registrant as specified in its charter)

Ontario (Province or other jurisdiction of incorporation or organization)	1000 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

Suite 2288-1177, West Hastings Street
Vancouver, British Columbia
Canada V6E 2K3
(604) 687-6263
(Address and telephone number of Registrant's principal executive offices)

DL Services Inc.
U.S. Bank Center
1420 5th Avenue, Suite 3400
Seattle, WA 98101-4010
(206) 903-8800
(Name, address (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to:
Kenneth G. Sam, Esq. Jason K. Brenkert, Esq. Dorsey & Whitney LLP Republic Plaza Building, Suite 4700 370 Seventeenth Street Denver, CO 80202-5647	John Stark Maurice Swan Stikeman Elliott LLP Suite 1700, Park Place 666 Burrard Street Vancouver, British Columbia Canada V6C 2X8

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after the effective date of this registration statement.

Province of British Columbia, Canada
(Principal jurisdiction regulating this offering)

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
B.	☒	At some future date (check the appropriate box below):
		1.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time not sooner than 7 calendar days after filing).
		2.	☐	pursuant to Rule 467(b) on (date) at (time) (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on (date).
		3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
		4.	☒	after the filing of the next amendment to this Form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Proposed maximum aggregate offering price(1)	Amount of registration fee

Common Shares, Warrants to Purchase Common Shares, Share Purchase Contracts or Subscription Receipts(2)	U.S.$200,000,000	U.S.$7,860

TOTAL	U.S.$200,000,000	U.S.$7,860

(1)
Rule 457(o) permits the registration fee to be calculated on the basis of the maximum offering price of all of the securities listed and, therefore, the table does not specify by each class information as to the amount to be registered or the proposed maximum offer price per security. The proposed maximum initial offering price per security will be determined, from time to time, by the Registrant. In no event will the aggregate initial offering price of all securities issued from time to time pursuant to this Registration Statement exceed U.S.$200,000,000.

(2)
Subject to footnote (1), there are being registered hereunder an indeterminate number of Common Shares, Warrants to Purchase Common Shares, Share Purchase Contracts, or Subscription Receipts as may be sold from time to time by the Registrant. There are also being registered hereunder an indeterminate number of Common Shares as may be issuable upon exercise of Warrants to Purchase Common Shares or pursuant to the terms of Share Purchase Contracts or Subscription Receipts.

           The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act, or on such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

         A copy of this preliminary short form base shelf prospectus has been filed with the securities regulatory authorities in each of the provinces of Canada, other than the province of Quebec, but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form base shelf prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form base shelf prospectus is obtained from the securities regulatory authorities.

        This preliminary short form base shelf prospectus has been filed under legislation in each of the provinces of Canada, other than the province of Quebec, that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

        Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

        No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise. This preliminary short form base shelf prospectus constitutes a public offering of securities only in those jurisdictions where they may lawfully be offered for sale and therein only by persons permitted to sell such securities.

        Information has been incorporated by reference in this preliminary short form base shelf prospectus from documents filed with the securities commissions or similar regulatory authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary at 2288 - 1177 West Hastings Street, Vancouver, B.C. V6E 2K3, Telephone: (604) 687-6263 and are also available electronically at the Company's profile at www.sedar.com.

PRELIMINARY SHORT FORM BASE SHELF PROSPECTUS

New Issue	November 21, 2008

MINEFINDERS CORPORATION LTD.

US$200,000,000

Common Shares

Warrants to Purchase Common Shares

Share Purchase Contracts

Subscription Receipts

        Minefinders Corporation Ltd. ("Minefinders" or the "Company") may offer and issue from time to time any combination of Common shares, warrants to purchase Common shares ("Warrants"), share purchase contracts and subscription receipts (all of the foregoing collectively, the "Securities") up to an aggregate initial offering price of $200,000,000 (or the U.S. dollar equivalent thereof if the securities are denominated in a foreign currency or currency unit) during the 25-month period that this base shelf prospectus (this "Prospectus"), including any amendments hereto, remains effective. Securities may be offered separately or together, in amounts, at prices and on terms to be determined based on market conditions at the time of sale and set forth in an accompanying prospectus supplement (a "Prospectus Supplement").

        Investing in the Securities involves significant risks. Investors should carefully read the "Risk Factors" section in this Prospectus.

        This offering is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted by the United States and Canada, to prepare this Prospectus in accordance with Canadian disclosure requirements. Investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein have been prepared in accordance with Canadian generally accepted accounting principles, and may be subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. In accordance with Item 18 of Form 20-F, information regarding the impact upon our audited comparative financial statements of significant differences between Canadian and United States generally accepted accounting principles ("Canadian GAAP" and "U.S. GAAP", respectively) is contained in note 14 to the audited comparative consolidated financial statements of the Company for the financial year ended December 31, 2007, incorporated by reference in this Prospectus.

        Investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, the United States may not be described fully herein. Investors should read the tax discussion contained in the applicable Prospectus Supplement with respect to a particular offering of Securities.

        The enforcement by investors of civil liabilities under the U.S. federal securities laws may be affected adversely by the fact that the Company is incorporated under the laws of Canada, a majority of its officers and directors are residents of Canada, that some or all of the underwriters or experts named in the registration statement to which this Prospectus relates are residents of a foreign country, and that a substantial portion of the assets of the Company and said persons are located outside the United States.

        Neither the U.S. Securities and Exchange Commission (the "SEC") nor any state or Canadian securities regulator has approved or disapproved the Securities offered hereby or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offence.

        No underwriter has been involved in the preparation of this Prospectus nor has any underwriter performed any review of the contents of this Prospectus.

        The specific terms of the Securities with respect to a particular offering will be set out in the applicable Prospectus Supplement and may include, where applicable: (i) in the case of Common shares, the designation of the particular class and, if applicable, series, the number of shares offered, the offering price, dividend rate, if any, any terms for redemption or retraction, and any other terms specific to the Common shares being offered; (ii) in the case of Warrants, the offering price, the designation, number and terms of the Common shares issuable upon exercise of the Warrants, any procedures that will result in the adjustment of these numbers, the exercise price, dates and periods of exercise, the currency in which the Warrants are issued and any other specific terms; (iii) in the case of share purchase contracts, the designation, number and terms of the Common shares to be purchased under the share purchase contract, any procedures that will result in the adjustment of these numbers, the offering price and purchase date or dates of the Common shares, any requirements of the purchaser to secure its obligations under the share purchase contract and any other specific terms; and (iv) in the case of subscription receipts, the number of subscription receipts being offered, the offering price, the procedures for the exchange of the subscription receipts for Common shares, Warrants or share purchase contracts as the case may be, and any other specific terms. Where required by statute, regulation or policy, and where Securities are offered in currencies other than Canadian dollars, appropriate disclosure of foreign exchange rates applicable to the Securities will be included in the Prospectus Supplement describing the Securities.

        Warrants will not be offered for sale separately to any member of the public in Canada unless the offering is in connection with, and forms part of, the consideration for an acquisition or merger transaction or unless the Prospectus Supplement describing the specific terms of the Warrants to be offered separately is first approved for filing by each of the securities commissions or similar regulatory authorities in Canada where the Warrants will be offered for sale.

        All information permitted under applicable law to be omitted from this Prospectus will be contained in one or more Prospectus Supplements that will be delivered to purchasers together with this Prospectus. Each Prospectus Supplement will be incorporated by reference into this Prospectus for the purposes of securities legislation as of the date of the Prospectus Supplement and only for the purposes of the distribution of the Securities to which the Prospectus Supplement pertains.

        This Prospectus constitutes a public offering of the Securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell the Securities. The Company may offer and sell Securities to, or through, underwriters or dealers and also may offer and sell certain Securities directly to other purchasers or through agents pursuant to exemptions from registration or qualification under applicable securities laws. A Prospectus Supplement relating to each issue of Securities offered thereby will set forth the names of any underwriters, dealers, or agents involved in the offering and sale of the Securities and will set forth the terms of the offering of the Securities, the method of distribution of the Securities including, to the extent applicable, the proceeds to the Company and any fees, discounts or any other compensation payable to underwriters, dealers or agents and any other material terms of the plan of distribution. The Common shares of Minefinders are listed on the Toronto Stock Exchange ("TSX") under the symbol "MFL" and on NYSE Alternext US LLC ("NYSE Alternext"), formerly the American Stock Exchange, under the symbol "MFN". Unless otherwise specified in the applicable Prospectus Supplement, Securities other than Common shares will not be listed on any securities exchange. The offering of Securities hereunder is subject to approval of certain legal matters on behalf of the Company by Stikeman Elliott LLP, with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters.

        This Prospectus contains references to both U.S. dollars and Canadian dollars. All dollar amounts referenced, unless otherwise indicated, are expressed in U.S. dollars. Canadian dollars are referred to as "Canadian dollars" or "C$".

        In this Prospectus, "Minefinders" and the "Company" refer to Minefinders Corporation Ltd. and, where applicable, its subsidiaries.

        The Company's head and principal office is located at 2288 - 1177 West Hastings Street Vancouver, British Columbia, V6E 2K3. The Company's registered and records office is located at Suite 3800 - 200 Bay Street, Toronto, Ontario, M5J 2Z4.

        Investors should rely only on the information contained in or incorporated by reference into this Prospectus and any Prospectus Supplement. The Company has not authorized anyone to provide investors with different information. The Company is not making an offer of the Securities in any jurisdiction where the offer is not permitted.

 FORWARD-LOOKING STATEMENTS

        This Prospectus and the documents incorporated by reference herein contain certain "forward-looking statements" and "forward-looking information" as defined under applicable Canadian and U.S. securities laws. Forward-looking statements generally can be identified by the use of forward-looking terminology such as "may," "will," "expect," "intend," "estimate," "anticipate," "believe," or "continue" or the negative thereof or variations thereon or similar terminology. Forward-looking statements are based on forecasts of future results, estimates of amounts not yet determinable and assumptions of management that, while believed by management to be reasonable, are inherently subject to significant business, economic and competitive uncertainties and contingencies. Certain of the statements made herein by Minefinders, including those related to future financial and operating performance and those related to Minefinders' future exploration and development activities, are forward-looking and subject to important risk factors and uncertainties, both known and unknown, many of which are beyond the Company's ability to control or predict. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Those factors are described or referred to in the section entitled "Risk Factors" in this Prospectus, under the heading "Risk Factors" of Minefinders' Annual Information Form for the year ended December 31, 2007 (the "AIF") and under the heading "Risks and Uncertainties" of Minefinders' Management's Discussion and Analysis for the year ended December 31, 2007, both of which are incorporated by reference herein, and are available on SEDAR at www.sedar.com. Although the Company has attempted to identify important factors that could cause actual actions, events or results to differ materially from those described in forward-looking statements, there may be other factors that cause actions, events or results not to be as anticipated, estimated or intended. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Recent unprecedented events in global financial and credit markets have resulted in high market and commodity volatility and contraction in credit markets. These on-going events could impact forward-looking statements contained in this Prospectus and in the documents incorporated herein by reference in an unpredictable and possibly detrimental manner. Accordingly, readers should not place undue reliance on forward-looking statements. Forward-looking statements made in a document incorporated by reference in this Prospectus and an applicable Prospectus Supplement are made as at the date of the original document, and have not been updated by the Company except as expressly provided for in this Prospectus. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise.

CAUTIONARY NOTE TO U.S. INVESTORS REGARDING
MINERAL REPORTING STANDARDS

        The disclosure in this Prospectus and documents incorporated by reference has been, and any Prospectus Supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Disclosure, including scientific or technical information, has been made in accordance with Canadian National Instrument 43-101 Standards of Disclosure for Mineral Projects ("NI 43-101"). NI 43-101 is a rule developed by the Canadian Securities Administrators that establishes standards for all public disclosure an issuer makes of scientific and technical information concerning mineral projects. For example, the terms "measured mineral resources" "indicated mineral resources", "inferred mineral resources" and "probable mineral reserves" are used in this Prospectus and documents incorporated by reference to comply with the reporting standards in Canada. While those terms are recognized and required by Canadian regulations, the United States Securities and Exchange Commission (the "SEC"), does not recognize them. Under United States standards, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. Investors are cautioned not to assume that any part or all of the mineral deposits in these categories will ever be converted into mineral reserves. These terms have a great amount of uncertainty as to their existence, and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of measured mineral resources, indicated mineral resources, inferred mineral resources or probable mineral reserves will ever be upgraded to a higher category. In accordance with Canadian rules, estimates of inferred mineral resources cannot form the basis of feasibility or other economic studies. Investors are cautioned not to assume that any part of the reported measured mineral resources, indicated mineral resources, or inferred mineral resources in this Prospectus, the documents incorporated herein by reference or any Prospectus Supplement is economically or legally mineable and will ever be classified as a reserve. In addition, the definitions of proven and probable mineral reserves used in NI 43-101 differ from the definitions in the SEC Industry Guide 7. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations however, the SEC normally only permits issuers to report mineralization that does not constitute reserves as in place tonnage and grade without reference to unit measures. Accordingly, information contained in this Prospectus and any Prospectus Supplement containing descriptions of the Company's mineral properties may not be comparable to similar information made public by U.S. companies subject to the reporting and disclosure requirements under the United States federal securities laws and the rules and regulations thereunder.

EXCHANGE RATE INFORMATION

        The following table sets forth certain exchange rates based on the noon buying rate for cable transfers payable in Canadian dollars as certified for customs purposed by the Federal Reserve Bank of New York (the "noon buying rate"). These rates are set forth as U.S. dollars per C$1.00 and are the inverse of rates quoted by the Federal Reserve Bank of New York for Canadian dollars per $1.00. On November 20, 2008, the inverse of the noon buying rate was $0.7782 equals C$1.00:

	Year Ended December 31,			Nine Months Ended September 30,
	2005	2006	2007	2007	2008
End of period	$0.8579	$0.8582	$1.0120	$1.0041	$0.9436
High for period	$0.8690	$0.9100	$1.0908	$1.0041	$1.0291
Low for period	$0.7872	$0.8528	$0.8437	$0.8437	$0.9262
Average(1)	$0.8282	$0.8850	$0.9419	$0.9153	$0.9811

Notes:

(1)
The average of the inverse of the noon buying rate on the last day of each month during the applicable period.

THE COMPANY

        Minefinders is in the business of mining, development and exploration of precious and base metal properties. Interests in these properties are held directly and indirectly through exploitation and exploration concessions, leases, options and working interests. The Company's properties are located in Mexico and the U.S. The Company's principal and only material mineral property interest is the Dolores property, located in Chihuahua, Mexico. A feasibility study for the Dolores property was completed in 2006, followed by capital financing and the purchase of mining and processing equipment. Construction of an 18,000 tonne per day, open pit heap leach mine was started in 2006 and completed during the fourth quarter of 2008. Mining operations began in late 2007 and final commissioning of the plant and processing equipment was completed in the second half of 2008. In addition to constructing an operating open pit heap leach mine, the Company also constructed a 92 kilometer long main access road, a 300 person operations camp including employee housing, water and sanitation systems, and service facilities including an office complex, assay laboratory, maintenance shops, and power stations. The Company also constructed community housing and infrastructure for local inhabitants.

        On November 17, 2008, the Company announced the first pour of gold and silver doré at the Dolores property. Production exceeding 1.7 million ounces of gold and 64 million ounces of silver is projected over the life of the mine, which is anticipated to extend for more than 15 years. At November 17, 2008, there were more than 650,000 tonnes of ore stacked on the leach pad with 425,000 tonnes under leach. The three stage crushing and stacking rates have reached sustained levels of 12,000 to 16,000 tonnes per day and are expected to reach design capacity of 18,000 tonnes per day in the first quarter of 2009.

        The Company also has property interests in Sonora, Mexico (the "Northern Sonora Properties"). The Northern Sonora Properties include the La Bolsa gold deposit, the Real Viejo silver prospect and the Planchas de Plata silver prospect, each at various stages of exploration. The Company has other mineral property interests in northern Mexico and in the U.S. which are in early exploration stage. More detailed information regarding the Company, its operations and its properties can be found in the AIF and other documents which are incorporated herein by reference. See "Documents Incorporated by Reference".

RISK FACTORS

        An investment in any Securities is speculative and involves a high degree of risk due to the nature of the Company's business. The following risk factors, as well as risks not currently known to the Company, could materially adversely affect the Company's future business, operations and financial condition and could cause them to differ materially from the estimates described in forward-looking statements relating to the Company. Before deciding to invest in any Securities, investors should consider carefully the risks included herein and incorporated by reference in this Prospectus and those described in an applicable Prospectus Supplement.

No history of revenue from mining operations.

        The Company is a gold and silver production company with additional mineral exploration properties in various stages of development. The Company initiated production from its Dolores gold and silver mine in November 2008 and will generate its first cash receipts from the sale of gold and silver before the end of 2008. The Company has no history of producing metals from its current portfolio of mineral properties except for the Dolores project. Advancing the Company's other projects will be subject to successful exploration, completing positive feasibility studies, completing construction of mines, processing plants, roads, and other related works and infrastructure. As a result, the Company is subject to all of the risks associated with establishing new mining operations and business enterprises including:

  •
  the timing and cost, which can be considerable, of the construction of mining and processing facilities;

  •
  the availability and costs of skilled labour and mining equipment;

  •
  the availability and cost of appropriate smelting and refining arrangements;

  •
  compliance with environmental and other governmental approval and permit requirements;

  •
  the availability of funds to finance additional construction and development activities;

  •
  potential opposition from non-governmental organizations, environmental groups, local groups or local inhabitants which may delay or prevent development activities; and

  •
  potential increases in operating costs due to changes in the cost of fuel, power, materials and supplies.

        The costs, timing and complexities of mine development can increase due to the remote location of some mining properties such as the Dolores project. It is common in new mining operations to experience unexpected problems and delays in development and mine start-up. In addition, delays in the commencement of mineral production often occur. Accordingly, the Company cannot assure investors that its activities will result in profitable mining operations or that the Company will successfully establish mining operations or profitably produce metals at any of its properties. Other than the Dolores project, its properties are in the exploration stage, and the Company has not defined or delineated any proven or probable reserves on any of its other properties. Mineral exploration involves significant risk because few properties that are explored contain bodies of ore that would be commercially economic to develop into producing mines. If its current exploration programs do not result in the discovery of commercial ore, the Company may need to write-off part or all of its investment in those particular properties and will seek to acquire additional properties. The determination of whether any mineral deposits on its properties are economic is affected by numerous factors beyond its control, including:

  •
  the metallurgy of the mineralization forming the mineral deposit;

  •
  market fluctuations for metal prices;

  •
  the proximity and capacity of natural resource markets and processing equipment; and

  •
  government regulation of prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection.

Arrangements with Ejido Huizopa and its members.

        The members of the local commune, Ejido Huizopa, are local inhabitants who have surface rights to an area that exceeds 84,000 hectares which includes and surrounds the area where the Dolores project is located. To bring the Dolores project to production, the Company executed a long-term surface rights agreement with the Ejido and its members allowing for access, mining and processing operations and the associated surface disturbances. The Company believes the agreement is in good standing, and, as part of the agreement, is implementing certain long-term solutions for the relocation of members of the Ejido that are impacted by future mining operations. Any inability to successfully maintain those agreements with the Ejido and its members could impair or impede the Company's ability to successfully mine the property.

Funding to develop mineral properties and to complete exploration programs.

        The Company has limited financial resources. It had working capital of approximately $2.4 million at September 30, 2008 and had cash and cash equivalents of $2.5 million at that date. In addition, the Company has established a $60 million revolving credit facility, on which $43 million has been drawn at September 30, 2008. The Company intends to fund its operations from working capital, the proceeds of any offering under this Prospectus, the revolving credit facility and revenue from production at the Dolores project. Its ability to continue future exploration and development activities, if any, will depend in part on its ability to generate material revenues from production at the Dolores project or to obtain additional external financing. The sources of external financing that the Company could use for these purposes might include public or private offerings of equity and debt. In addition, the Company could enter into one or more strategic alliances or joint ventures, or could decide to sell certain property interests, and it might utilize a combination of these sources. External financing may not be available on acceptable terms, or at all.

        If the Company is unable to generate sufficient funds from its operations and is also unable to secure external financing to continue exploration and development, it may have to postpone the development of, or sell, its properties.

        There can be no assurance that the Company will reach commercial production on any of its projects or generate sufficient revenues to meet its obligations as they become due or obtain necessary financing on acceptable terms, if at all. Failure to meet its obligations on a timely basis could result in the loss or substantial dilution of its property interests. In addition, should the Company incur significant losses in future periods, it may be unable to continue as a going concern, and realization of assets and settlement of liabilities in other than the normal course of business may be at amounts significantly different from those included in this Prospectus.

Fluctuation of interest rates and leverage ratio under the revolving credit facility.

        Interest payments under the Company's revolving credit facility with the Bank of Nova Scotia are subject to fluctuation based on changes to specified interest rates (Prime Rate, Base Rate Canada and LIBOR) and/or the Company's leverage ratio, which is currently set at the credit facility's maximum limit. The Company's leverage ratio is the ratio of (i) the Company's total indebtedness as of the end of each fiscal quarter, compared to (ii) its net earnings for such period before interest, taxes, depreciation and amortization. The Company's leverage ratio affects interest rates under the credit facility by adding from 25 to 100 basis points to loans for Prime Rate and Base Rate Canada loans, and from 125 to 350 basis points for LIBOR loans. There is no guarantee that the Company will produce sufficient income to reduce its leverage ratio from the maximum limit under the credit facility.

        Interest rates are currently low compared to past years (Prime Rate of 4% as of November 20, 2008 compared to 7.5% one year ago and 3 month LIBOR of 2.15% as of November 20, 2008 compared to 4.87% one year ago). Factors affecting LIBOR, including the credit and financial markets, are beyond control of the Company. However, an increase in interest rates together with the Company's continued maximum leverage ratio limit under the credit facility could significantly impact the costs to the Company of servicing debt under the credit facility. Such increased costs could strain the Company's available working capital, forcing the Company to focus on servicing debt rather than production and development. Further, if the Company is unable to meet its obligations under the credit facility, the Company may be forced to sell some of its assets or face default, which could result in the Company's shareholders losing their investment.

An event of default under the revolving credit facility may accelerate our payment obligations.

        Under the terms of the Company's revolving credit facility, the Company made various covenants including prompt payment of amounts due, the maintenance of leverage and interest coverage ratios within specified limits, cumulative gold and silver production within specified periods, and a guarantee that at all times proven and probable gold equivalents would meet specified limits. Any default under the credit facility including breach of such covenants, non-payment of any amounts due, or commencement of a proceeding for dissolution would give the lender the right to terminate the credit facility and declare all accrued and unpaid interest, fees and indebtedness immediately due and payable.

        The credit facility is secured by shares in the Company's U.S. and Mexican subsidiaries, which hold the Company's properties, including the Dolores Mine, and by its tangible and intangible assets, including all equipment and inventory at the Dolores Mine. In the event of default by the Company, if the Company is unable to immediately pay all accrued and unpaid interest, fees and principal debt, the lender is entitled to enforce the security agreement and settle the Company's amounts due by taking possession of the pledged collateral and selling, leasing, or disposing of the collateral. If such an event occurs, the Company could lose its properties, including the Dolores Mine, and the Company's shareholders could lose their entire investment.

An event of default under the 4.50% convertible senior notes due 2011.

        In October 2006, the Company issued $85 million of 4.50% unsecured convertible senior notes maturing 2011, which are convertible into Common shares at 91.9118 per $1,000 principal amount note (a conversion price of approximately $10.88 per share), or 7,812,500 shares in aggregate.

        Under the indenture governing the notes, the Company has made various covenants to the trustee on behalf of the holders of the notes, including to make payments of interest and principal when due and, upon undergoing a fundamental change, to offer to purchase all of the outstanding notes. See "Description of Share Capital—Notes".

        If there is an event of default under the notes, the principal amount of the notes, plus accrued and unpaid interest, if any, may be declared immediately due and payable. As is the case with a default under the credit facility, if such an event occurs, the Company could lose its properties, including the Dolores Mine, and the Company's shareholders could lose their entire investment.

General economic conditions.

        The recent unprecedented events in global financial markets have had a profound impact on the global economy. Many industries, including the gold and silver mining industry, are impacted by these market conditions. Some of the key impacts of the current financial market turmoil include contraction in credit markets resulting in a widening of credit risk, devaluations and high volatility in global equity, commodity, foreign exchange and precious metal markets, and a lack of market liquidity. A continued or worsened slowdown in the financial markets or other economic conditions, including but not limited to, consumer spending, employment rates, business conditions, inflation, fuel and energy costs, consumer debt levels, lack of available credit, the state of the financial markets, interest rates, and tax rates may adversely affect the Company's growth and profitability. Specifically:

  •
  the global credit/liquidity crisis could impact the cost and availability of financing and our overall liquidity;

  •
  the volatility of gold and silver prices impacts our revenues, profits and cash flow;

  •
  volatile energy prices, commodity and consumables prices and currency exchange rates impact our production costs; and

  •
  the devaluation and volatility of global stock markets impacts the valuation of our equity securities.

        These factors could have a material adverse effect on the Company's financial condition and results of operations.

Prices of gold and silver fluctuate widely, affecting profitability and financial condition.

        The Company's profitability and long-term viability depend, in large part, upon the market prices of gold, silver and other metals and minerals produced from its mineral properties. The market prices of gold, silver and other metals are volatile and are affected by numerous factors beyond its control, including:

  •
  expectations with respect to the rate of inflation;

  •
  the relative strength of the U.S. dollar and certain other currencies;

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  interest rates;

  •
  global or regional political or economic conditions;

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  supply and demand for jewellery and industrial products containing metals; and

  •
  transactions by central banks and other holders, speculators and producers of gold and other metals in response to any of the above factors.

        The Company cannot predict the effect of these factors on metal prices. Gold and silver prices have fluctuated widely during the last several years. On November 20, 2008, the London pm fix price for gold was $738.00 per ounce and for silver was $9.39 per ounce. Historically, gold prices ranged from $608.40 to $841.10 per ounce in 2007 and $725 to $524.75 per ounce in 2006; and silver prices have ranged from $11.67 to $15.82 in 2007 and $14.94 to $8.83 per ounce in 2006. A decrease in the market price of gold and silver could affect the commercial viability of the Dolores project and its sustained development and production assumptions. Lower prices could also adversely affect the Company's ability to finance future development at Dolores and the exploration and development of its other mineral properties, all of which would have a material adverse effect on its financial condition and results of operations. There can be no assurance that the market prices will remain at current levels or that such prices will improve.

Recent market events and conditions.

        In 2007 and into 2008, the U.S. credit markets began to experience serious disruption due to a deterioration in residential property values, defaults and delinquencies in the residential mortgage market (particularly, sub-prime and non-prime mortgages) and a decline in the credit quality of mortgage backed securities. These problems led to a slow-down in residential housing market transactions, declining housing prices, delinquencies in non-mortgage consumer credit and a general decline in consumer confidence. These conditions continued and worsened in 2008, causing a loss of confidence in the broader U.S. and global credit and financial markets and resulting in the collapse of, and government intervention in, major banks, financial institutions and insurers and creating a climate of greater volatility, less liquidity, widening of credit spreads, a lack of price transparency, increased credit losses and tighter credit conditions. Notwithstanding various actions by the U.S. and foreign governments, concerns about the general condition of the capital markets, financial instruments, banks, investment banks, insurers and other financial institutions caused the broader credit markets to further deteriorate and stock markets to decline substantially. In addition, general economic indicators have deteriorated, including declining consumer sentiment, increased unemployment and declining economic growth and uncertainty about corporate earnings.

        These unprecedented disruptions in the current credit and financial markets have had a significant material adverse impact on a number of financial institutions and have limited access to capital and credit for many companies. These disruptions could, among other things, make it more difficult for the Company to obtain, or increase its cost of obtaining, capital and financing for its operations. The Company's access to additional capital may not be available on terms acceptable to it or at all.

Differences in U.S. and Canadian reporting of reserves and resources.

        The Company's reserve and resource estimates are not directly comparable to those made in filings subject to SEC reporting and disclosure requirements, as the Company generally reports reserves and resources in accordance with Canadian practices. These practices are different from those used to report reserve and resource estimates in reports and other materials filed with the SEC. It is Canadian practice to report measured, indicated and inferred resources, which are not permitted in disclosure filed with the SEC by United States issuers. In the United States, mineralization may not be classified as a "reserve" unless the determination has been made that the mineralization could be economically and legally produced or extracted at the time the reserve determination is made. United States investors are cautioned not to assume that all or any part of measured or indicated resources will ever be converted into reserves. Further, "inferred resources" have a great amount of uncertainty as to their existence and as to whether they can be mined legally or economically. Disclosure of "contained ounces" is permitted disclosure under Canadian regulations; however, the SEC permits issuers to report "resources" only as in-place tonnage and grade without reference to unit measures.

        Accordingly, information concerning descriptions of mineralization, reserves and resources contained in this Prospectus, or in the documents incorporated herein by reference, may not be comparable to information made public by United States companies subject to the reporting and disclosure requirements of the SEC.

Actual costs, production and economic returns may differ significantly from those anticipated with no assurance of profitable mining operations.

        The Company has estimated operating and sustaining capital costs for Dolores based on information available, and believes that these estimates are accurate. However, costs for labour, regulatory compliance, energy, mine and plant equipment and materials needed for mine operations and development have increased significantly industry-wide. In light of these factors, actual costs related to mine operations and development may differ from, and in some cases exceed the Company's estimates.

        The Company does not have sufficient operating history upon which it can base estimates of future operating costs for the Dolores project, and it intends to rely upon initial operating costs and the economic feasibility study of the project and estimates contained therein. Such studies derive estimates of cash operating costs from, among other things:

  •
  anticipated tonnage, grades and metallurgical characteristics of the ore to be mined and processed;

  •
  anticipated recovery rates of gold and other metals from the ore;

  •
  cash operating costs of comparable facilities and equipment; and

  •
  anticipated climatic conditions.

        Capital and operating costs, production and economic returns, and other estimates contained in feasibility studies may differ significantly from actual costs, and there can be no assurance that actual capital and operating costs will not be higher than currently anticipated or disclosed.

        In addition, the Company's calculations of cash costs and cash cost per ounce may differ from similarly titled measures of other companies and are not intended to be an indicator of projected operating profit.

Risks related to future drilling results.

        The results of future drilling programs may not produce reserves and resources that can be mined or processed profitably. The results of drilling programs are, by their very nature, uncertain.

Reserves and resources are estimates and may yield less actual production.

        Unless otherwise indicated, mineralization figures presented in filings of the Company with securities regulatory authorities, press releases and other public statements that may be made from time to time are based upon estimates made by independent geologists and the Company's geologists. When making determinations about whether to advance any of its projects to development, the Company must rely upon such estimates as to the mineral reserves and grades of mineralization on its properties. Until ore is actually mined and processed, mineral reserves and grades of mineralization must be considered as estimates only.

        These estimates are imprecise and depend upon geological interpretation and statistical inferences drawn from drilling and sampling analysis, which may prove to be unreliable. The Company cannot assure investors that:

  •
  the estimates will be accurate;

  •
  reserve, resource or other mineralization estimates will be accurate; or

  •
  this mineralization can be mined or processed profitably.

        Any material changes in mineral reserve estimates and grades of mineralization will affect the economic viability of placing a property into production and a property's return on capital.

        As the Company has only recently commenced production at the Dolores project, mineralization estimates, including reserve and resource estimates, for its properties may require adjustments or downward revisions based upon actual production experience. In addition, the grade of ore mined may differ from that indicated by its feasibility studies and drill results. There can be no assurance that minerals recovered in small scale tests will be duplicated in large scale tests under on-site conditions or in production scale.

        The resource estimates contained in public filings of the Company have been determined and valued based on assumed future prices, cut-off grades and operating costs that may prove to be inaccurate. Extended declines in market prices for gold and silver may render portions of the mineralization, reserve and resource estimates uneconomic and result in reduced reported mineralization or adversely affect the commercial viability of the Dolores and other projects. Any material reductions in estimates of mineralization, or of the Company's ability to extract this mineralization, could have a material adverse effect on its results of operations or financial condition.

        Some of the Company's properties, including the Northern Sonora Properties, are in the exploration stage, which means that the Company has not established the presence of any proven and probable reserves. There can be no assurance that subsequent testing or future studies will establish proven and probable reserves on these properties. The Company cannot assure investors that mineral recovery rates achieved in small scale tests will be duplicated in production scale.

Currency exchange rates affect financial performance and forecasts.

        Gold is priced in U.S. dollars, but the Dolores project is located in Mexico, which results in revenues in U.S. dollars and costs priced in Mexican pesos. If the Mexican peso strengthens against the U.S. dollar, there would be an impact on the Dolores cost structure (after translating into U.S. dollars), driving up costs while revenues would remain the same in U.S. dollar terms. The Company is also exposed to the Canadian dollar because its head office operations are located in Canada. As a result of these exposures, the Company's financial performance and forecasts may be significantly impacted by changes in international exchange rates.

Mining is inherently dangerous and subject to uncontrollable conditions or events that may have material adverse effects.

        Mining is subject to various types of risks and hazards, including:

  •
  environmental hazards;

  •
  power outages;

  •
  metallurgical and other processing problems;

  •
  unusual or unexpected geological formations;

  •
  structural cave-ins or slides;

  •
  flooding, fire, explosions, cave-ins, landslides and rock-bursts;

  •
  inability to obtain suitable or adequate machinery, equipment, or labour;

  •
  metals losses; and

  •
  interruptions due to inclement or hazardous weather conditions.

        These risks could result in damage to, or destruction of, mineral properties, production facilities and other properties, personal injury, environmental damage, delays in mining, increased production costs, monetary losses and possible legal liability. The Company may not be able to maintain or obtain insurance to cover these risks at economically feasible premiums. Insurance against certain environmental risks, including potential liability for pollution or other hazards as a result of the disposal of waste products occurring from production, is not generally available to the mining industry. The Company may suffer a material adverse effect on its business if it incurs losses related to any significant events that are not covered by its insurance policies.

The Company is subject to significant government regulation.

        The Company's primary properties, operations and exploration and development activities are in Mexico and are subject to extensive federal, state, territorial and local laws and regulations governing various matters, including:

  •
  environmental protection;

  •
  management and use of toxic substances and explosives;

  •
  management of natural resources;

  •
  exploration, development of mines, production and post-closure reclamation;

  •
  export controls;

  •
  price controls;

  •
  regulations concerning business dealings with indigenous groups;

  •
  labour standards, occupational health and safety, and mine safety; and

  •
  historical and cultural preservation.

        Failure to comply with applicable laws and regulations may result in civil or criminal fines or penalties or enforcement actions, including orders issued by regulatory or judicial authorities enjoining or curtailing operations or requiring corrective measures, installation of additional equipment or remedial actions, any of which could result in the Company incurring significant expenditures. The Company may also be required to compensate private parties suffering loss or damage by reason of a breach of such laws, regulations or permitting requirements. It is also possible that future laws and regulations, or a more stringent enforcement of current laws and regulations, could cause additional expense, capital expenditures, restrictions on or suspensions of the Company's operations and delays in the development of its properties.

Activities are subject to environmental laws that may increase costs and restrict operations.

        All of the Company's exploration and production activities are in Mexico and the United States and are subject to regulation by governmental agencies under various environmental laws. These laws address emissions into the air, discharges into water, management of waste, management of hazardous substances, protection of natural resources, antiquities and endangered species and reclamation of lands disturbed by mining operations. Environmental legislation in many countries is evolving and the trend has been towards stricter standards and enforcement, increased fines and penalties for non-compliance, more stringent environmental assessments of proposed projects and increasing responsibility for companies and their officers, directors and employees. Compliance with environmental laws and regulations and future changes in these laws and regulations may require significant capital outlays and may cause material changes or delays in the Company's operations and future activities. It is possible that future changes in these laws or regulations could have a significant adverse impact on the Dolores project or some other portion of the Company's business, causing a re-evaluation of those activities.

All significant properties are located in Mexico, which may be subject to political, economic, and regulatory instability.

        Most of the Company's activities occur in Mexico and its business may be affected by possible political, economic, or regulatory instability in that country. The risks include, but are not limited to, political instability and violence, terrorism, military repression, extreme fluctuations in currency exchange rates, labour unrest, changing fiscal regimes, changes to royalty and tax regimes, uncertainty regarding enforceability of contractual rights and judgments and high rates of inflation. Changes in resource development or investment policies or shifts in political attitude in Mexico may adversely affect the Company's business. Operations may be affected in varying degrees by government regulations with respect to restrictions on production, price controls, export controls, income taxes, expropriation of property, maintenance of claims, environmental legislation, land use, land claims of local people, water use and mine safety. The effect of these factors cannot be predicted.

Failure to obtain permits, or failure to comply with permits that the Company has obtained, would adversely affect its business.

        The Company's current and anticipated future operations, including further exploration, development activities and commencement of production on mineral properties, require permits from various governmental authorities. All required permits for the Dolores project are in place and current. However, there can be no assurance that all future permits that the Company requires for its operations, including any construction of mining facilities or conduct of mining, will be obtainable or renewable on reasonable terms, or at all. Delays or a failure to obtain required permits, or the expiry, revocation or failure to comply with the terms of any such permits that the Company has already obtained, would adversely affect its business.

Land reclamation requirements may be burdensome.

        Although variable depending on location and the governing authority, land reclamation requirements are generally imposed on mineral exploration companies (as well as companies with mining operations) in order to minimize long term effects of land disturbance.

        Reclamation may include requirements to:

  •
  control dispersion of potentially deleterious effluents; and

  •
  reasonably re-establish pre-disturbance land forms and vegetation.

        In order to carry out reclamation obligations arising from exploration and potential development activities, the Company must allocate financial resources that might otherwise be spent on further exploration and development programs. The Company has set up a provision for reclamation obligations for the Dolores project, but this provision may prove to be inadequate when the reclamation eventually takes place. If the Company is required to carry out unanticipated reclamation work, its financial position could be adversely affected.

The Company may be required to fund additional reclamation work during the course of its mining activities.

        In connection with its mining operations at the Dolores project, the Company has set up a plan and provision for reclamation work to actively remediate the property during operations of the mine.

        The Company has estimated expenditures to carry out this work as part of its overall development plan. There can be no assurance, however, that the Company will not be required to fund additional reclamation work at Dolores or other sites which could have a material adverse effect on its financial position.

Potential failure to attract and retain qualified management for anticipated growth.

        The Company is dependent on the services of highly skilled and experienced key executives and personnel focused on production at the Dolores project and managing its interests and on-going exploration programs on other properties. Management is also responsible for the identification of new opportunities for growth and funding. The Company is relatively small, and the loss of these persons or an inability to attract and retain additional highly skilled employees required for development activities may have a material adverse effect on the Company's business or future operations. The failure to hire and retain qualified employees could adversely affect operations of the Dolores Mine. The Company does not maintain key-man life insurance on any of its key management employees.

Mineral properties may be subject to defects in title.

        The Company owns, leases, or has under option, unpatented and patented mining claims, mineral claims or concessions which constitute its property holdings. The ownership and validity or title of unpatented mining claims and concessions are often uncertain and may be contested. The Company also may not have, or may not be able to obtain, all necessary surface rights to develop a property. The Company cannot guarantee that title to its properties will not be challenged. Title insurance is generally not available for mineral properties and the Company's ability to ensure that it has obtained secure claim to individual mineral properties or mining concessions may be severely constrained. Its mineral properties may be subject to prior unregistered agreements, transfers or claims, and title may be affected by, among other things, undetected defects. The Company may incur significant costs related to defending the title to its properties. A successful claim contesting its title to a property will cause the Company to lose its rights to explore and, if warranted, develop that property. This could result in the Company not being compensated for its prior expenditures relating to the property.

The Company has a history of losses and may incur losses in the future.

        The Company has incurred losses since inception and may incur net losses in the future. The Company incurred the following losses during each of the following periods:

  •
  $20.0 million for the nine months ended September 30, 2008;

  •
  $19.2 million for the year ended December 31, 2007; and

  •
  $18.2 million for the year ended December 31, 2006.

        The Company had an accumulated deficit of $116.2 million as of September 30, 2008, and an accumulated deficit of $96.1 million as of December 31, 2007.

        The Company expects to continue to incur losses unless and until such time as the Dolores project enters into commercial production and generates sufficient revenues to fund continuing operations. The Company has committed and plans to continue to commit substantial capital and other resources to the operation and ongoing development of the Dolores project. The amount and timing of future expenditures will depend on a number of factors, including the progress of ongoing development and operations, the timing of development, the commercial viability of production and other factors, some of which are beyond the Company's control. The Company cannot assure investors that it will ever achieve profitability.

Intense competition exists for capital funding, and for producing and prospective properties.

        The mining industry is intensely competitive. Significant competition exists for the acquisition of properties that produce, or are capable of producing, gold or other metals. The Company may be at a competitive disadvantage in acquiring additional mining properties because it must compete with other individuals and companies, many of which have greater financial resources, operational experience and technical capabilities. The Company may also encounter increasing competition from other mining companies in its efforts to hire experienced mining professionals. Competition for exploration resources at all levels is currently very intense, particularly affecting the availability of manpower, drill rigs, mining equipment and production equipment. Increased competition could adversely affect the Company's ability to attract necessary capital funding or acquire suitable producing properties or prospects for mineral exploration in the future.

Potential conflicts of interests of directors and officers.

        Mark H. Bailey, President, Chief Executive Officer, and a director, is President of Mark H. Bailey & Associates LLC, ("Bailey Associates") Consulting Geologists, located in Reno, Nevada and is a director of other publicly listed natural resource companies. Bailey Associates' clients do not directly compete with the Company for properties, financing, equipment, or personnel. Any conflicts that may arise will be dealt with as disclosed below.

        Tench C. Page, Vice President, Exploration, is a principal of Sierra Timber and Gold Corp. ("Sierra Timber") a provider of geological consulting services, located in Reno, Nevada. Sierra Timber's clients do not directly compete with the Company for properties, financing, equipment or personnel. There are currently no conflicts of interest between Mr. Page serving as Vice President, Exploration, of the Company while continuing to act as principal of Sierra Timber. Any conflicts that may arise will be dealt with as disclosed below.

        Such associations may give rise to conflicts of interest from time to time. The Company's directors are required by law to act honestly and in good faith with a view to the best interest of the Company and to disclose any interest which they may have in any project or opportunity of the Company. If a conflict of interest arises in a matter to be discussed at a meeting of the board of directors, any director in a conflict will disclose his interest and abstain from voting on such matter. All such matters involving senior management must be dealt with by the board of directors regardless of immateriality.

Possible "passive foreign investment company" status.

        Potential investors that are U.S. taxpayers should be aware that the Company believes itself to be a "passive foreign investment company" under Section 1297(a) of the U.S. Internal Revenue Code (a "PFIC") and it expects to be a PFIC for all taxable years prior to the time the Dolores project is in commercial production. If the Company is or becomes a PFIC, any gain recognized on the sale of its Common shares and any "excess distributions" (as specifically defined) paid on its Common shares must be rateably allocated to each day in a U.S. taxpayer's holding period for the Common shares. The amount of any such gain or excess distribution allocated to prior years of such U.S. taxpayer's holding period for the Common shares generally will be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such prior year, and the U.S. taxpayer will be required to pay interest on the resulting tax liability for each such prior year, calculated as if such tax liability had been due in each such prior year.

        If the Dolores mine reaches commercial production, the Company expects that it will not be a PFIC for the taxable year during which revenue is generated from the mine, and further expects that it will not be a PFIC for each subsequent taxable year thereafter. The determination of whether the Company will be a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether the Company will be a PFIC for any taxable year generally depends on its assets and income over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date of this Prospectus. Accordingly, there can be no assurance that the IRS will not challenge the determination made by the Company concerning its PFIC status or that the Company will not be a PFIC for any taxable year.

        Alternatively, a U.S. taxpayer that makes a timely and effective "QEF election" generally will be subject to U.S. federal income tax on such U.S. taxpayer's pro rata share of the Company's "net capital gain" and "ordinary earnings" (calculated under U.S. federal income tax rules), regardless of whether such amounts are actually distributed by the Company. U.S. taxpayers should be aware that the Company does not intend to satisfy record keeping requirements or to supply U.S. taxpayers with required information under the QEF rules in the event that the Company is a PFIC and a U.S. taxpayer wishes to make a QEF election. As a second alternative, a U.S. taxpayer may make a "mark-to-market election" if the Company is a PFIC and the Common shares are "marketable stock" (as specifically defined). A U.S. taxpayer that makes a mark-to-market election generally will include in gross income, for each taxable year in which the Company is a PFIC, an amount equal to the excess, if any, of (a) the fair market value of the Common shares as of the close of such taxable year over (b) such U.S. taxpayer's adjusted tax basis in such Common shares.

Difficulty bringing actions and enforcing judgments against Minefinders, its directors, its executive officers and some of the experts named in this Prospectus.

        The Company is organized under the laws of Ontario, Canada and its principal executive office is located in the Province of British Columbia. A majority of its directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. As a result, it may be difficult for investors in the United States or outside Canada to bring an action against directors, officers or experts who are not resident in the United States or in another jurisdiction of residence. It may also be difficult for an investor to enforce a judgment obtained in a United States court or a court of another jurisdiction of residence predicated upon the civil liability provisions of federal securities laws or other laws of the United States or any state thereof or the equivalent laws of other jurisdictions of residence against those persons or Minefinders.

Adequacy of internal control over financial reporting as per the requirements of the Sarbanes-Oxley Act.

        The Company documented and tested during its most recent fiscal year, its internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act ("SOX"). SOX requires an annual assessment by management of the effectiveness of the Company's internal control over financial reporting and an attestation report by the Company's independent auditors addressing this assessment. The Company may fail to achieve and maintain the adequacy of its internal control over financial reporting as such standards are modified, supplemented, or amended from time to time, and the Company may not be able to ensure that it can conclude on an ongoing basis that it has effective internal control over financial reporting in accordance with Section 404 of SOX. The Company's failure to satisfy the requirements of Section 404 of SOX on an ongoing, timely basis could result in the loss of investor confidence in the reliability of its financial statements, which in turn could harm the Company's business and negatively impact the trading price of its Common shares or market value of its other securities. In addition, any failure to implement required new or improved controls, or difficulties encountered in their implementation, could harm the Company's operating results or cause it to fail to meet its reporting obligations. Future acquisitions of companies may provide the Company with challenges in implementing the required processes, procedures and controls in its acquired operations. Acquired companies may not have disclosure controls and procedures or internal control over financial reporting that are as thorough or effective as those required by securities laws currently applicable to the Company.

        No evaluation can provide complete assurance that the Company's internal control over financial reporting will detect or uncover all failures of persons within the Company to disclose material information required to be reported. The effectiveness of the Company's control and procedures could also be limited by simple errors or faulty judgments. In addition, as the Company continues to expand, the challenges involved in implementing appropriate internal control over financial reporting will increase and will require that the Company continue to improve its internal control over financial reporting. Although the Company intends to devote substantial time and incur substantial costs, as necessary, to ensure ongoing compliance, the Company cannot be certain that it will be successful in complying with Section 404 of SOX.

Potential dilution of present and prospective shareholdings.

        In order to finance future operations and development efforts, the Company may raise funds through the issue of Common shares or the issue of securities convertible into Common shares. The Company cannot predict the size of future issues of Common Shares or the issue of securities convertible into Common Shares or the effect, if any, that future issues and sales of the Company's Common shares will have on the market price of its Common shares. Due to recent market volatility and the devaluation of global stock markets, the Company's common shares as of November 20, 2008 were valued at $3.20 per share down from $12.10 per share a year ago. This decline in price creates an increased risk of dilution for existing shareholders should the Company need to issue additional shares to meet its capital requirements. Any transaction involving the issue of previously authorized but unissued shares, or securities convertible into shares, would result in dilution, possibly substantial, to present and prospective holders of shares.

The Company does not intend to pay cash dividends in the foreseeable future.

        The Company has not declared or paid any dividends since its incorporation. The Company intends to retain earnings, if any, to finance the growth and development of its business and does not intend to pay cash dividends on the Common shares in the foreseeable future. Any return on an investment in the Common shares will come from the appreciation, if any, in the value of the Common shares. The payment of future cash dividends, if any, will be reviewed periodically by the board of directors and will depend upon, among other things, conditions then existing including earnings, financial condition and capital requirements, restrictions in financing agreements, business opportunities and conditions and other factors.

The Securities, other than Common shares, may not be listed and there is no established trading market for those securities. Investors may be unable to sell Warrants, share purchase contracts or subscription receipts at the prices they desire or at all.

        There is no existing trading market for the Warrants, share purchase contracts and subscription receipts. As a result, there can be no assurance that a liquid market will develop or be maintained for those securities or that investors will be able to sell any of those securities at a particular time (if at all). Minefinders does not intend to list the Warrants, share purchase contracts or subscription receipts on any national securities exchange. The liquidity of the trading market in those securities, and the market price quoted for those securities, may be adversely affected by, among other things:

  •
  changes in the overall market for those securities;

  •
  changes in Minefinder's financial performance or prospects;

  •
  the prospects for companies in Minefinder's industry generally;

  •
  the number of holders of those securities;

  •
  the interest of securities dealers in making a market for those securities; and

  •
  prevailing interest rates.

The Common shares are publicly traded and are subject to various factors that have historically made the Company's share price volatile.

        The trading price of the Common shares has been, and may continue to be, subject to large fluctuations and, therefore, the value of any of the Company's Securities convertible into, or exchangeable for, Common shares may also fluctuate significantly, which may result in losses to investors. The trading price, if applicable, of the Common shares and any Securities convertible into, or exchangeable for, Common shares may increase or decrease in response to a number of events and factors, including:

  •
  the Company's operating performance and the performance of competitors and other similar companies;

  •
  volatility in metal prices;

  •
  the public's reaction to the Company's press releases, other public announcements and the Company's filings with the various securities regulatory authorities;

  •
  changes in earnings estimates or recommendations by research analysts who track the Common shares or the shares of other companies in the resource sector;

  •
  changes in general economic and/or political conditions;

  •
  the number of Common shares to be publicly traded after an offering pursuant to any Prospectus Supplement;

  •
  the arrival or departure of key personnel; and

  •
  acquisitions, strategic alliances or joint ventures involving the Company or its competitors, which, if involving the issue of shares, or securities convertible into shares, would result in dilution to present and prospective holders of shares.

        In addition, the market price of our Common shares is affected by many variables not directly related to the Company's success and are, therefore, not within the Company's control, including other developments that affect the market for all resource sector securities, the breadth of the public market for the Common shares, and the attractiveness of alternative investments. The effect of these and other factors on the market price of the Common shares on the exchanges on which the Common shares trade has historically made the Company's share price volatile and suggests that the Company's share price will continue to be volatile in the future.

CONSOLIDATED CAPITALIZATION

        Other than as set out herein under "Prior Sales", there have been no material changes in the share capitalization of the Company since December 31, 2007.

        As a result of the issuance of Securities which may be distributed under this Prospectus, the share capital of the Company may increase by up to a maximum of $200,000,000.

 USE OF PROCEEDS

        The net proceeds to Minefinders from the sale of Securities will be set forth in the applicable Prospectus Supplement. Minefinders intends to use the funds as stated in the applicable Prospectus Supplement; however, there may be circumstances where, on the basis of results obtained or for other sound business reasons, a re-allocation of funds may be necessary or prudent. Accordingly, management of Minefinders will have broad discretion in the application of the proceeds of an offering of Securities.

        All expenses relating to an offering of Securities and any compensation paid to underwriters, dealers or agents, as the case may be, will be paid out of the proceeds from the sale of Securities, unless otherwise stated in the applicable Prospectus Supplement.

EARNINGS COVERAGE

        The earnings coverage set out below has been prepared and included in this prospectus in accordance with Canadian disclosure requirements and is prepared in accordance with Canadian generally accepted accounting principles and incorporated herein by reference. Our earnings coverage for the 12 months ended December 31, 2007 and the 12 months ended September 30, 2008 is less than one to one. The dollar amount of earnings required to achieve a ratio of one-to-one is $25,458,000 and $30,421,000 for the 12 months ended December 31, 2007 and the 12 months ended September 30, 2008, respectively.

DESCRIPTION OF SHARE CAPITAL

Common Shares

        The authorized capital of the Company consists of unlimited Common shares without par value. As at November 20, 2008, the Company had a total of 49,806,956 Common shares issued and outstanding, all of which are fully paid and not subject to any future call or assessment. The Common shares rank equally as to voting rights, participation in a distribution of the assets of the Company on a liquidation, dissolution or winding-up, and the entitlement to dividends. The holders of the Common shares are entitled to receive notice of all meetings of shareholders and to attend and vote the shares at the meetings. Each Common share carries the right to one vote.

Notes

        In October, 2006 the Company issued $85 million of 4.5% unsecured convertible senior notes maturing December 2011, convertible into Common shares at 91.9118 shares per $1,000 note (a conversion price of approximately $10.88 per share), or 7,812,500 shares in aggregate.

        Upon conversion of a note, the Company, provided there has been no event of default, will have the option to deliver Common shares, cash or a combination of cash and Common shares for the notes surrendered. The amount of cash to be paid will be equal to the number of Common shares in respect of which the cash payment is being made multiplied by the daily volume-weighted average price of the Company's shares.

        The notes are senior unsecured debt and rank pari passu with all other existing and future senior unsecured debt and prior to all subordinated debt, of which, at December 31, 2007 and November 20, 2008 there is none, other than $56.5 million drawn subsequent to December 31, 2007 on the Company's revolving credit facility. The Company may repurchase notes in open market purchases or negotiated transactions without prior notice to holders.

        The holders of the notes are not afforded protection in the event of a highly leveraged transaction or a change in control except to the extent described below.

        Additional shares may be issuable following the occurrence of certain corporate acts or events to compensate the noteholders for any such occurrence that causes economic loss to them.

        Such possible events include issue by the Company of Common shares as a dividend or other distribution of Common shares; the issue of warrants (or similar rights) to purchase Common shares for less than market price; the distribution to holders of the Company's Common shares, of assets, securities, debts receivable and the like, whether or not part of a "spin-off" transaction; payment of cash dividends; and purchase of the Company's Common shares for prices in excess of market prices.

        If the Company is a party to a consolidation, amalgamation, merger, binding share exchange, statutory arrangement, sale of all or substantially all of its assets or other combination, in each case pursuant to which its Common shares are converted into cash, securities, or other property, then at the effective time of the transaction, the right of a holder of notes to convert will be changed into a right to convert them into the kind and amount of cash, securities and other property which holders of the notes would have received if those holders had converted their notes immediately prior to the transaction.

        In the event of a fundamental change in the affairs of the Company, it shall be required to offer to purchase for cash all of the outstanding notes.

        A "fundamental change" will be deemed to have occurred when any of the following occurs:

  •
  a "person" or "group" has become the "beneficial owner" of more than 50% of the voting power of the Company's common equity;

  •
  consummation of any share exchange, consolidation, amalgamation, merger, statutory arrangement or other combination pursuant to which the Company's Common shares will be converted into cash, securities or other property or any sale, lease or other transfer of all or substantially all of the Company's consolidated assets;

  •
  continuing directors cease to constitute at least a majority of the Company's board of directors; or

  •
  the Company's shareholders approve any plan or proposal for liquidation or dissolution.

        A change in control will not be deemed to have occurred, however, if at least 90% of the consideration, in the transaction constituting the fundamental change consists of Common shares or American Depository Shares that are traded or will be traded on a U.S. national exchange or on the TSX.

Options

        As at November 20, 2008, the Company also had a total of 3,958,000 options to purchase its Common shares outstanding. The options are exercisable for up to five years from the dates of grant at prices ranging from C$5.64 to C$12.53.

 PRICE RANGE AND TRADING VOLUMES

        The Common shares are listed and posted for trading on the TSX under the symbol "MFL" and NYSE Alternext under the trading symbol "MFN". The following tables set forth the reported high, low and closing sale prices and the aggregate volume of trading of the Common shares during the 12 months preceding the date of this Prospectus.

	Toronto Stock Exchange (prices in Canadian dollars)				NYSE Alternext US (prices in U.S. dollars)
2007	High	Low	Close	Avg. Volume	High	Low	Close	Avg. Volume
November	12.92	11.12	11.65	216,200	14.11	11.23	11.67	359,900

December	12.75	9.85	11.22	141,400	12.61	9.81	11.30	254,900

2008	High	Low	Close	Avg. Volume	High	Low	Close	Avg. Volume
January	14.05	11.30	11.92	276,609	12.92	10.82	11.89	373,861

February	12.19	9.54	11.34	269,593	12.23	9.47	11.53	393,046

March	13.50	11.29	12.50	238,602	13.62	11.10	12.28	563,621

April	12.62	10.10	10.66	202,998	12.60	9.95	10.68	422,466

May	11.69	9.99	10.13	170,865	11.73	10.02	10.23	283,263

June	10.83	9.41	10.50	128,692	10.69	9.27	10.40	315,372

July	12.15	9.42	10.10	187,614	12.14	9.40	9.98	388,225

August	10.50	7.92	8.40	152,758	10.23	7.44	7.87	415,684

September	9.58	5.62	7.95	241,243	9.38	5.21	7.55	510,578

October	8.60	4.05	5.91	117,389	7.97	3.50	4.85	319,858

        The closing price of the Minefinders Common shares on the TSX and NYSE Alternext on November 20, 2008 was C$3.80 and $3.20, respectively.

DESCRIPTION OF WARRANTS

        This section describes the general terms that will apply to any warrants for the purchase of Common shares in the capital of the Company (the "Warrants").

        Warrants may be offered separately or together with other Securities. Each series of Warrants may be issued under a separate warrant indenture or warrant agency agreement to be entered into between the Company and one or more banks or trust companies acting as Warrant agent. The Warrant agent will act solely as the agent of the Company and will not assume a relationship of agency with any holders of Warrant certificates or beneficial owners of Warrants. The applicable Prospectus Supplement will include details of the Warrant agreements governing the Warrants being offered.

        The particular terms of each issue of Warrants will be described in the related Prospectus Supplement. This description will include, where applicable:

  •
  the designation and aggregate number of Warrants;

  •
  the price at which the Warrants will be offered;

  •
  the currency or currencies in which the Warrants will be offered;

  •
  the date on which the right to exercise the Warrants will commence and the date on which the right will expire;

  •
  the number of Common shares that may be purchased upon exercise of each Warrant and the price at which and currency or currencies in which the Common shares may be purchased upon exercise of each Warrant;

  •
  the designation and terms of any Securities with which the Warrants will be offered, if any, and the number of the Warrants that will be offered with each Security;

  •
  the date or dates, if any, on or after which the Warrants and the related Securities will be transferable separately;

  •
  whether the Warrants will be subject to redemption and, if so, the terms of such redemption provisions;

  •
  material United States and Canadian federal income tax consequences of owning the Warrants; and

  •
  any other material terms or conditions of the Warrants.

DESCRIPTION OF SHARE PURCHASE CONTRACTS

        The Company may issue share purchase contracts, including contracts obliging holders to purchase from the Company, and the Company to sell to the holders, a specified number of Common shares, at a future date or dates, or similar contracts issued on a "prepaid" basis (in each case, "Share Purchase Contracts"). Share Purchase Contracts may include installment receipts. The price per Common share and the number of Common shares may be fixed at the time the Share Purchase Contracts are issued or may be determined by reference to a formula set forth in the Share Purchase Contracts. The Share Purchase Contracts may require either the Common share purchase price be paid at the time the Share Purchase Contracts are issued or that payment be made at a specified future date. The Share Purchase Contracts may require holders to secure their obligations thereunder in a specified manner. The Share Purchase Contracts also may require the Company to make periodic payments to the holders of the Share Purchase Contracts or vice versa, and such payments may be unsecured or refunded on some basis.

        The applicable Prospectus Supplement will describe the terms of the Share Purchase Contracts. The description in the Prospectus Supplement will not necessarily be complete, and reference will be made to the Share Purchase Contracts, and, if applicable, collateral, depositary or custodial arrangements, relating to the Share Purchase Contracts. As required, material United States and Canadian federal income tax considerations applicable to the holders of the Share Purchase Contracts will also be discussed in the applicable Prospectus Supplement.

DESCRIPTION OF SUBSCRIPTION RECEIPTS

        This section describes the general terms that will apply to any subscription receipts that may be offered by the Company pursuant to this Prospectus. Subscription receipts may be offered separately or together with Common shares or Warrants, as the case may be. The subscription receipts will be issued under a subscription receipt agreement.

        The applicable Prospectus Supplement will include details of the subscription receipt agreement covering the subscription receipts being offered. A copy of the subscription receipt agreement relating to an offering of subscription receipts will be filed by the Company with securities regulatory authorities in Canada and the United States after it has been entered into by the Company. The specific terms of the subscription receipts, and the extent to which the general terms described in this section apply to those subscription receipts, will be set forth in the applicable Prospectus Supplement. This description will include, where applicable:

  •
  the number of subscription receipts;

  •
  the price at which the subscription receipts will be offered;

  •
  the procedures for the exchange of the subscription receipts into Common shares or Warrants;

  •
  the number of Common shares or Warrants that may be exchanged upon exercise of each subscription receipt;

  •
  the designation and terms of any other securities with which the subscription receipts will be offered, if any, and the number of subscription receipts that will be offered with each security;

  •
  terms applicable to the gross or net proceeds from the sale of the subscription receipts plus any interest earned thereon;

  •
  material United States and Canadian federal income tax consequences of owning the subscription receipts; and

  •
  any other material terms and conditions of the subscription receipts.

DENOMINATIONS, REGISTRATION AND TRANSFER

        The Securities will be issued in fully registered form without coupons attached in either global or definitive form and in denominations and integral multiples as set out in the applicable Prospectus Supplement. Other than in the case of book-entry only Securities, Securities may be presented for registration of transfer (with the form of transfer endorsed thereon duly executed) in the city specified for such purpose at the office of the registrar or transfer agent designated by the Company for such purpose with respect to any issue of Securities referred to in the Prospectus Supplement. No service charge will be made for any transfer, conversion or exchange of the Securities but the Company may require payment of a sum to cover any transfer tax or other governmental charge payable in connection therewith. Such transfer, conversion or exchange will be effected upon such registrar or transfer agent being satisfied with the documents of title and the identity of the person making the request. If an applicable Prospectus Supplement refers to any registrar or transfer agent designated by the Company with respect to any issue of Securities, the Company may at any time rescind the designation of any such registrar or transfer agent and appoint another in its place or approve any change in the location through which such registrar or transfer agent acts.

        In the case of book-entry only Securities, a global certificate or certificates representing the Securities will be held by a designated depository for its participants. The Securities must be purchased or transferred through such participants, which includes securities brokers and dealers, banks and trust companies. The depository will establish and maintain book-entry accounts for its participants acting on behalf of holders of the Securities. The interests of such holders of Securities will be represented by entries in the records maintained by the participants. Holders of Securities issued in book-entry only form will not be entitled to receive a certificate or other instrument evidencing their ownership thereof, except in limited circumstances. Each holder will receive a customer confirmation of purchase from the participants from which the Securities are purchased in accordance with the practices and procedures of that participant.

PLAN OF DISTRIBUTION

        The Company may sell the Securities to or through underwriters or dealers, and also may sell Securities to one or more other purchasers directly or through agents. Any issue of Securities may be sold in Canada, except in the province of Quebec, or in the U.S. or in either jurisdiction. Each Prospectus Supplement will set forth the terms of the offering, including the name or names of any underwriters or agents, the purchase price or prices of the Securities and the proceeds to the Company from the sale of the Securities.

        The Securities may be sold, from time to time in one or more transactions at a fixed price or prices which may be changed or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The prices at which the Securities may be offered may vary as between purchasers and during the period of distribution. If, in connection with the offering of Securities at a fixed price or prices, the underwriters have made a bona fide effort to sell all of the Securities at the initial offering price fixed in the applicable Prospectus Supplement, the public offering price may be decreased and thereafter further changed, from time to time, to an amount not greater than the initial public offering price fixed in such Prospectus Supplement, in which case the compensation realized by the underwriters will be decreased by the amount that the aggregate price paid by purchasers for the Securities is less than the gross proceeds paid by the underwriters to the Company.

        Underwriters, dealers and agents who participate in the distribution of the Securities may be entitled under agreements to be entered into with the Company to indemnification by the Company against certain liabilities, including liabilities under the U.S. Securities Act of 1933 as amended (the "U.S. Securities Act"), and Canadian securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. Such underwriters, dealers and agents may be customers of, engage in transactions with, or perform services for, the Company in the ordinary course of business.

        In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the Securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

LEGAL MATTERS

        Certain legal matters in connection with the Securities offered hereby will be passed upon on behalf of the Company by Stikeman Elliott LLP with respect to Canadian legal matters, and by Dorsey & Whitney LLP, with respect to U.S. legal matters.

        On May 22, 2008, Minefinders' subsidiary, Compañía Minera Dolores S.A. de CV ("CMD"), commenced binding arbitration seeking $10 million in damages from Ausenco International PTY of Brisbane, Australia ("Ausenco"), and a related company, Ausenco Americas LLC. The claim for damages relates to alleged contractual breaches by Ausenco causing engineering, design and construction problems and delays that increased the cost of developing the Dolores property. Ausenco has launched a counterclaim against CMD for allegedly not paying $1.9 million under the construction management agreement. No dates for an arbitration hearing have yet been set.

INTEREST OF EXPERTS

        As at the date hereof, the partners and associates of Stikeman Elliott LLP, as a group, own, directly or indirectly, less than 1% of the Common shares of the Company. As at the date hereof, the partners and associates of Dorsey & Whitney LLP, as a group, own, directly or indirectly, less than 1% of the common shares of the Company. The Company's auditors, KPMG LLP, Chartered Accountants, and the Company's former auditors, BDO Dunwoody LLP, Chartered Accountants, of Vancouver, British Columbia, have advised that they are independent of the Company within the meaning of the Rules of Professional Conduct /Code of Ethics of the Institute of Chartered Accountants of British Columbia and under all relevant professional and regulatory requirements in the United States.

        None of the aforementioned persons, and the directors, officers, employees and partners, as applicable, of each of the aforementioned persons received or has received a direct or indirect interest in a property of the Company or any associate or affiliate of the Company.

        Mark H. Bailey, M.Sc., P.Geo., a director and President and Chief Executive Officer of the Company is a "qualified person" as defined in NI 43-101. Mr. Bailey has authored or co-authored a number of internally prepared technical reports with respect to the Company's mineral properties. He is also noted in several news releases issued by the Company as having supervised the preparation of the technical information contained in those releases. Mr. Bailey expects to stand for re-election as a director when his term expires. He owns 729,500 Common shares of the Company and 700,000 options to purchase Common shares as at November 20, 2008.

        The Company has filed a study dated March 25, 2008 by Gustavson Associates, LLC ("Gustavson") entitled "Technical Report for the Dolores Heap Leach Project in Mexico", which is available on SEDAR at www.sedar.com. The principal authors of that report are William Crowl and Donald Hulse, each of whom is a "qualified person" as defined in NI 43-101. To the best of the Company's knowledge, neither Gustavson nor William Crowl held any interest in the Company at the time the report was prepared. Donald Hulse was previously employed by, and held certain interests in, the Company and was not independent as defined by NI 43-101 at the time the report was prepared.

        On July 27, 2007 the Company filed an independent study by Chlumsky, Armbrust & Meyer, LLC ("CAM") entitled "Technical Report Dolores Gold-Silver Project, Chihuahua State, Mexico", which is available on SEDAR at www.sedar.com. The principal authors of the report were Richard L. Nielsen, and Robert L. Sandefur, each of whom is an independent "qualified person" as defined in NI 43-101. The report is available on SEDAR at www.sedar.com. To the best of the Company's knowledge, none of CAM, Richard L. Nielsen, and Robert L. Sandefur, held any interest in the Company at the time the report was prepared.

        On March 28, 2006, the Company filed a bankable-level feasibility study by Kappes, Cassiday & Associates ("KCA") entitled "Technical Report For the Dolores Heap Leach Project", dated February 27, 2006, which is available on SEDAR at www.sedar.com. To the best of the Company's knowledge, neither KCA, nor any individual who participated in the preparation of the report, held any interest in the Company at the time the report was prepared.

        None of the aforementioned persons, nor any director, officer, employee or partner, as applicable, of the aforementioned companies or partnerships, is currently expected to be elected, appointed or employed as a director, officer or employee of the Company or of any associate or affiliate of the Company, except as disclosed above.

 PRIOR SALES

        In the 12 months prior to the date of this Prospectus, the Company has issued the following securities:

Date of Grant/ Issuance	Price per Security (C$)	Number of Securities Issued
Stock Options:
07-Feb-08	11.10	100,000
07-May-08	10.58	665,000
Common Shares:
20-Nov-07	6.45	20,000
30-Nov-07	Cashless (6.45)	8,908
03-Dec-07	6.45	20,000
03-Dec-07	6.45	5,000
11-Dec-07	6.45	35,000
11-Dec-07	6.45	50,000
11-Dec-07	6.30	10,000
13-Dec-07	6.45	25,000
14-Dec-07	Cashless (6.45)	70,370
18-Dec-07	6.45	300,000
18-Dec-07	6.45	200,000
08-Jan-08	5.64	8,900
15-Jan-08	9.57	15,000
17-Jan-08	9.00	5,000
17-Jan-08	9.57	10,000
04-Feb-08	5.64	1,100
17-Mar-08	Cashless (5.64)	19,432
09-Jun-08	8.80	50,000
09-Jun-08	9.00	75,000
09-Jun-08	9.57	75,000
30-Jun-08	Share payment	30,000
11-Jul-08	10.65	10,000

AUDITORS, TRANSFER AGENT AND REGISTRAR

        The auditors of the Company are KPMG LLP, Chartered Accountants, of Vancouver, British Columbia ("KPMG"). On June 13, 2008 at the request of the Company, BDO Dunwoody LLP, Chartered Accountants, of Vancouver, British Columbia (the "Former Auditor") resigned as the Company's auditor. Pursuant to the Business Corporations Act (Ontario), the directors of the Company filled the vacancy in the office of the auditor by appointing KPMG as the Company's auditor. In compliance with National Instrument 51-102, there were no reportable events, including disagreements, unresolved issues and consultations, between the Company and the Former Auditor or KPMG.

        The transfer agent and registrar for the Common shares is Computershare Investor Services Inc. of Toronto, Ontario.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

        Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase Securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus or a prospectus supplement (including a pricing supplement) relating to the Securities purchased by a purchaser and any amendments thereto. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, damages, if the prospectus or prospectus supplement relating to the Securities purchased by a purchaser and any amendments thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser's province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser's province for the particulars of these rights or consult with a legal adviser.

        Rights and remedies also may be available to purchasers under U.S. law; purchasers should consult with a U.S. lawyer for particulars of these rights.

DOCUMENTS INCORPORATED BY REFERENCE

        Information has been incorporated by reference in this Prospectus from documents filed with securities commissions or similar authorities in Canada and filed with, or furnished to, the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the Company at 2288 - 1177 West Hastings Street, Vancouver, B.C. V6E 2K3, Telephone: (604) 687-6263. These documents are also available electronically at www.sedar.com.

        The following documents of Minefinders, which have been filed with securities commissions or similar authorities in Canada, are specifically incorporated by reference into, and form an integral part of, this Prospectus:

  (a)
  the unaudited consolidated financial statements of the Company and the notes thereto for the nine month periods ended September 30, 2008 and 2007;

  (b)
  the management's discussion and analysis for the unaudited consolidated financial statements for the nine month periods ended September 30, 2008 and 2007;

  (c)
  the material change report dated July 25, 2008 announcing a delay of the Company's first gold and silver pour at its Dolores gold and silver mine in Chihuahua, Mexico;

  (d)
  audited consolidated financial statements of the Company and the notes thereto for the financial years ended December 31, 2007 and 2006, together with the report of the auditors thereon;

  (e)
  management's discussion and analysis for the audited consolidated financial statements of the Company for the financial years ended December 31, 2007 and 2006;

  (f)
  the Annual Information Form of the Company for the year ended December 31, 2007, dated March 25, 2008; and

  (g)
  the material change report dated February 14, 2008 announcing an updated economic forecast and independently prepared reserve estimate for its Dolores gold and silver mine in Chihuahua, Mexico.

        Any documents of the type referred to above (including material change reports but excluding confidential material change reports) subsequently filed by the Company with securities commissions or similar authorities in the relevant provinces of Canada after the date of this Prospectus and until all of the Securities are sold shall be deemed to be incorporated by reference into this Prospectus. These documents are available through the internet on SEDAR at www.sedar.com. In addition, any report filed or furnished by the Company with the SEC pursuant to Section 13(a), 13(c) or 15(d) of the Exchange Act after the date of this Prospectus and until all of the Securities are sold shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part if and to the extent expressly provided in such report.

        Any statement contained in this Prospectus or in a document (or part thereof) incorporated by reference, or deemed to be incorporated by reference, in this Prospectus shall be deemed to be modified or superseded, for purposes of this Prospectus, to the extent that a statement contained in this Prospectus or in any subsequently filed document (or part thereof) that also is, or is deemed to be, incorporated by reference in this Prospectus modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Prospectus. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purpose that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

        A Prospectus Supplement containing the specific terms of an offering of Securities, updated disclosure of earnings coverage ratios, if applicable, and other information relating to the Securities, will be delivered to purchasers of such Securities together with this Prospectus and the applicable Prospectus Supplement and will be deemed to be incorporated into this Prospectus as of the date of such Prospectus Supplement only for the purpose of the offering of the Securities covered by that Prospectus Supplement.

        Upon a new annual information form and related annual consolidated financial statements being filed by us with the applicable securities regulatory authorities during the duration of this Prospectus, the previous annual information form, the previous annual consolidated financial statements and all interim consolidated financial statements and in each case the accompanying management's discussion and analysis, information circulars (to the extent the disclosure is inconsistent) and material change reports filed prior to the commencement of our financial year in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus. Upon interim consolidated financial statements and the accompanying management's discussion and analysis being filed by us with the applicable securities regulatory authorities during the duration of this Prospectus, all interim consolidated financial statements and the accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities under this Prospectus.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents listed under "Documents Incorporated by Reference"; the consent of BDO Dunwoody LLP; the consent of Stikeman Elliott LLP; the consent of Dorsey & Whitney LLP; the consent of Mark H. Bailey; the consent of Richard L. Nielsen; the consent of Robert L. Sandefur; the consent of Chlumsky, Armbrust & Meyer, LLC; the consent of William J. Crowl; the consent of Donald E. Hulse; the consent of Gustavson Associates, LLC; the consent of Daniel W. Kappes; the consent of Kappes, Cassiday & Associates; and the powers of attorney from the directors and certain officers of the Company.

ADDITIONAL INFORMATION

        The Company has filed with the SEC a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance investors should refer to the exhibits for a more complete description of the matter involved. Each such statement is qualified in its entirety by such reference.

        The Company is subject to the information requirements of the U.S. Securities Exchange Act of 1934 (the "U.S. Exchange Act") and applicable Canadian securities legislation, and in accordance therewith files reports and other information with the SEC and with the securities regulators in Canada. Under a multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. As a foreign private issuer, the Company is exempt from the rules under the U.S. Exchange Act prescribing the furnishing and content of proxy statements, and its officers, directors and principal shareholders are exempt from the reporting and shortswing profit recovery provisions contained in Section 16 of the U.S. Exchange Act. In addition, the Company is not required to publish financial statements as promptly as U.S. companies.

        Investors may read any document that the Company has filed with the SEC at the SEC's public reference room in Washington, D.C. Investors may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Investors should call the SEC at 1-800-SEC-0330 or access its website at www.sec.gov for further information about the public reference rooms. Investors may read and download some of the documents the Company has filed with the SEC's Electronic Data Gathering and Retrieval system at www.sec.gov. Investors may read and download any public document that the Company has filed with the Canadian securities regulatory authorities at www.sedar.com.

ENFORCEABILITY OF CIVIL LIABILITIES

        The Company is a corporation existing under the Business Corporations Act (Ontario). Many of the Company's directors and officers, and some of the experts named in this Prospectus, are residents of Canada, and all or a substantial portion of their assets, and a substantial portion of the Company's assets, are located outside the United States. The Company has appointed an agent for service of process in the United States (as set forth below), but it may be difficult for holders of Securities who reside in the United States to effect service within the United States upon those directors, officers and experts who are not residents of the United States. It may also be difficult for holders of Securities who reside in the United States to realize in the United States upon judgments of courts of the United States predicated upon the Company's civil liability and the civil liability of its directors, officers and experts under the United States federal securities laws.

        The Company filed with the SEC, concurrently with its registration statement on Form F-10 of which this Prospectus is a part, an appointment of agent for service of process on Form F-X. Under the Form F-X, the Company appointed Corporation Service Company as its agent for service of process in the United States in connection with any investigation or administrative proceeding conducted by the SEC, and any civil suit or action brought against or involving the Company in a United States court arising out of or related to or concerning the offering of the Securities under this Prospectus.

 AUDITORS' CONSENT

        We have read the base shelf prospectus of Minefinders Corporation Ltd. (the "Company") dated     •    relating to the qualification for distribution of up to $200,000,000 of Common shares, warrants to purchase Common shares, share purchase contracts, and subscription receipts of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Company the Consolidated Balance Sheets of the Company as at December 31, 2007 and 2006 and the Consolidated Statements of Operations, Changes in Shareholders' Equity, and Cash Flows for each of the years in the three-year period ended December 31, 2007. Our report is dated March 5, 2008.

    •
Chartered Accountants

Vancouver, British Columbia

    •    , 2008

A-1

 CERTIFICATE OF THE CORPORATION

Dated: November 21, 2008

        This short form prospectus, together with the documents incorporated herein by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of each of the provinces of Canada.

(signed) "Mark H. Bailey" Mark H. Bailey Chief Executive Officer	(signed) "Greg D. Smith" Greg D. Smith Chief Financial Officer
On behalf of the Board of Directors
(signed) "H. Leo King" H. Leo King Director	(signed) "James M. Dawson" James M. Dawson Director

C-1

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

        Under the Ontario Business Corporations Act, Minefinders Corporation Ltd. (the "Corporation") may indemnify a present director or officer, a former director or officer, or another individual who acts or acted at the Corporation's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative, or other proceeding in which the individual is involved because of that association with the Corporation or other entity, and the Corporation may advance moneys to such an individual for the costs, charges and expenses of such a proceeding. The Corporation may not indemnify such an individual unless the individual acted honestly and in good faith with a view to the best interests of the Corporation, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual's conduct was lawful. In addition, the individual must repay any moneys advanced by the Corporation if the individual has not fulfilled the conditions set out in the preceding sentence. Such indemnification or advance of moneys may be made in connection with a derivative action only with court approval. Such an individual is entitled to indemnification from the Corporation as a matter of right if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and the individual fulfilled the conditions set forth above.

        In accordance with and subject to the Ontario Business Corporations Act, the by-laws of the Corporation provide that the Corporation shall indemnify a director or officer, a former director or officer, or a person who acts or acted at the Corporation's request as a director or officer, or in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Corporation or other entity if he acted honestly and in good faith with a view to the best interests of the Corporation or, as the case may be, to the best interests of the other entity for which he acted as a director or officer or in a similar capacity at the Corporation's request, and, in the case of a criminal or administrative action or proceeding that is enforced by monetary penalty, had reasonable grounds for believing that his conduct was lawful. The Corporation shall also indemnify such person in such other circumstances as the Ontario Business Corporations Act or law permits or requires.

        The Corporation maintains a directors' & officers' insurance policy for the benefit of the directors and officers of the Corporation and its subsidiaries against liability incurred by them in their official capacities for which they become obligated to pay to the extent permitted by applicable law in the amount of US$20,000,000.

        Insofar as indemnification for liabilities arising under the Securities Act, may be permitted to directors, officers or persons controlling the Corporation pursuant to the foregoing provisions, the Corporation has been informed that, in the opinion of the U.S. Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

II-1

 EXHIBITS

Exhibit Number	Description
4.1	Unaudited consolidated financial statements of the Registrant and the notes thereto for the nine months ended September 30, 2008 and 2007, incorporated by reference to the Registrant's Current Report on Form 6-K, furnished to the Commission on November 17, 2008.
4.2
Management's discussion and analysis for the unaudited consolidated financial statements for the nine month periods ended September 30, 2008 and 2007, incorporated by reference to the Registrant's Current Report on Form 6-K, furnished to the Commission on November 17, 2008.
4.3
Management's discussion and analysis of financial condition and results of operations dated March 5, 2008, for the year ended December 31, 2007, included as part of the Corporation's Annual Report to Shareholders, incorporated by reference to the Registrant's Current Report on Form 6-K, furnished to the Commission on April 8, 2008.
4.4
Material change report dated July 25, 2008 announcing a delay of the Registrant's first gold and silver pour at its Dolores gold and silver mine in Chihuahua, Mexico, incorporated by reference to the Registrant's Current Report on Form 6-K, furnished to the Commission on July 29, 2008.
4.5
Audited consolidated financial statements of the Registrant and the notes thereto for the financial years ended December 31, 2007 and 2006, together with the report of the auditors thereon, incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on April 2, 2008
4.6
Management's discussion and analysis for the audited consolidated financial statements of the Registrant for the financial years ended December 31, 2007 and 2006, incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on April 2, 2008.
4.7
Annual Information Form for the Registrant for the fiscal year ended December 31, 2007, incorporated by reference to the Registrant's Annual Report on Form 40-F, filed with the Commission on April 2, 2008.
4.8
Material change report dated February 14, 2008 announcing an updated economic forecast and independently prepared reserve estimate for its Dolores gold and silver mine in Chihuahua, Mexico, incorporated by reference to the Registrant's Current Report on Form 6-K, furnished to the Commission on February 20, 2008.
5.1	Consent of BDO Dunwoody LLP
5.2	Consent of Stikeman Elliott LLP*
5.3	Consent of Mark H. Bailey*
5.4	Consent of Richard L. Nielsen, Ph.D., Chlumsky, Armbrust and Meyer LLC*
5.5	Consent of Robert L. Sandefur, P.E., Chlumsky, Armbrust and Meyer LLC*
5.6	Consent of William J. Crowl R.G., Gustavson Associates LLC*
5.7	Consent of Donald E. Hulse P.E., Gustavson Associates LLC*
5.8	Consent of Daniel W. Kappes, Kappes Cassiday & Associates*
6.1	Powers of Attorney (included on the signature pages of this Registration Statement)

*
To be filed by amendment

II-2

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking

        The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to this Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process

        Concurrently with the filing of this Registration Statement on Form F-10, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

        Any change to the name and address of the agent for service of the Registrant will be communicated promptly to the Commission by amendment to Form F-X referencing the file number of this Registration Statement.

III-1

 Signatures

        Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Bellingham, State of Washington, United States of America, on November 21, 2008.

MINEFINDERS CORPORATION LTD.
By:	/s/ MARK H. BAILEY Chief Executive Officer

        Each person whose signature appears below constitutes and appoints Mark H. Bailey and Greg D. Smith, and each of them, either of whom may act without the joinder of the other, as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement and registration statements filed pursuant to Rule 429 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by or on behalf of the following persons in the capacities indicated on November 21, 2008:

Signature	Title

/s/ MARK H. BAILEY Mark H. Bailey	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ GREG D. SMITH Greg D. Smith	Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ JAMES M. DAWSON James M. Dawson	Director
/s/ H. LEO KING H. Leo King	Director
/s/ ROBERT LECLERC Robert Leclerc	Director
/s/ ANTHONIE LUTEIJN Anthonie Luteijn	Director

Authorized representative

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the Authorized Representative has signed this Registration Statement, solely in his capacity as the duly authorized representative of Minefinders Corporation Ltd. in the United States of America, in the State of Washington, on November 21, 2008.

By:	MINEFINDERS (USA) Inc.
/s/ MARK H. BAILEY Mark H. Bailey
	Name:	Mark H. Bailey
	Title:	President

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
TABLE OF CONTENTS
FORWARD-LOOKING STATEMENTS
CAUTIONARY NOTE TO U.S. INVESTORS REGARDING MINERAL REPORTING STANDARDS
EXCHANGE RATE INFORMATION
THE COMPANY
RISK FACTORS
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
EARNINGS COVERAGE
DESCRIPTION OF SHARE CAPITAL
PRICE RANGE AND TRADING VOLUMES
DESCRIPTION OF WARRANTS
DESCRIPTION OF SHARE PURCHASE CONTRACTS
DESCRIPTION OF SUBSCRIPTION RECEIPTS
DENOMINATIONS, REGISTRATION AND TRANSFER
PLAN OF DISTRIBUTION
LEGAL MATTERS
INTEREST OF EXPERTS
PRIOR SALES
AUDITORS, TRANSFER AGENT AND REGISTRAR
STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION
DOCUMENTS INCORPORATED BY REFERENCE
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
ADDITIONAL INFORMATION
ENFORCEABILITY OF CIVIL LIABILITIES
AUDITORS' CONSENT
CERTIFICATE OF THE CORPORATION
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBITS
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking
  Item 2. Consent to Service of Process
Signatures